Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number E0325382012-4
	Filing Number 20190305955
	Filed On 11/25/2019 06:30:42 AM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☑ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - **DO NOT HIGHLIGHT**

1. Entity information:	Name of entity: INNERSCOPE HEARING TECHNOLOGIES, INC. Entity or Nevada Business Identification Number (NVID): NV20121380584
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 11/25/2019 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series B Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☑ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Barry Hollander Signature of Officer Date: 11/25/2019

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

Filed in the Office of	Business Number E0325382012-4
Barbara K. Cegavske	Filing Number 20190305955
Secretary of State State Of Nevada	Filed On 11/25/2019 06:30:42 AM
	Number of Pages 4

Pursuant to Section 78.1995 of the
Nevada Revised Statutes

RESOLVED, that Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "***Articles of Incorporation***"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Stautes, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Super Voting Preferred Stock;

RESOLVED, that the Corporation is authorized to issue Super Voting Preferred Stock on the following terms and with the provisions herein set forth:

(1). Designation and Number of Shares. Of the 25,000,000 shares of preferred stock, $0.0001 par value per share ("***Preferred Stock***"), authorized pursuant to Article IV of the Articles of Incorporation, 1,800,000 shares are hereby designated as Series B Preferred Stock, par value $0.0001 per share (the "***Super Voting Preferred Stock***").

(2). Conversion.

(a) Conversion. The Super Voting Preferred Stock has no conversion rights.

(3). Voting Rights. The holders of record of shares of Super Voting Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law; and

(b) The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Each share of Super Voting Preferred Stock will entitle the holder to 1,000 votes.

(c) Whenever holders of Super Voting Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Super Voting Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Super Voting Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Super Voting Preferred Stock, as set forth in this Section 7(c).

(4). No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Super Voting Preferred Stock against impairment.

(5). Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Super Voting Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(6). Notices. Any notice required by the provisions of this Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock of the Company, to be given to the holders of shares of Super Voting Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(7). Severability. If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

(8). Modification: Amendment or Waiver. The terms of this Certificate of Designation shall not be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series B Preferred Stock, voting as a separate class. Any right or preference of the Series B Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series B Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this Section 9, each share of Series B Preferred Stock shall have one (1) vote per share.

IN WITNESS WHEREOF, InnerScope Hearing Technologies, Inc. has caused this Amended and Restated Certificate of Designation to be duly executed in its corporate name on this 21st day of November, 2019.

InnerScope Hearing Technologies, Inc.

By: /s/Matthew Moore

Print Name: Matthew Moore

Title: CEO